AMENDED AND RESTATED
SEPARATION BENEFIT PLAN OF
UNIT CORPORATION AND PARTICIPATING SUBSIDIARIES

i

ii

AMENDED AND RESTATED
SEPARATION BENEFIT PLAN OF UNIT CORPORATION
AND PARTICIPATING SUBSIDIARIES
Introduction
The purpose of this Plan is to provide financial assistance to Eligible Employees whose employment has terminated under certain conditions, in consideration of the waiver and release by those employees of any claims arising or alleged to arise from their employment or the termination of employment. No employee is entitled to any payment under this Plan except in exchange for and on the Employing Company’s receipt of a written waiver and release given in accordance with the provisions of this Plan.
The Plan as set forth herein constitutes an amendment and restatement of the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, which was amended and restated effective December 8, 2015 and later amended on May 15, 2020 (the “Prior Plan”). The Plan as set forth herein shall supersede and replace in its entirety the Prior Plan.

ARTICLE I.
SCOPE
Section 1.1 Name. This Plan shall be known as the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. The Plan is an “employee benefit plan” governed by the Employee Retirement Income Security Act of 1974, as from time to time amended, and all regulations and rulings issued thereunder by governmental administrative bodies (“ERISA”).
Section 1.2 Plan Year. The Plan Year is the calendar year.
ARTICLE II.
DEFINITIONS
Capitalized terms used in this Plan but not defined in the body hereof or in this Article II shall have the meanings assigned to them on Exhibit A attached hereto.
Section 2.1 “Base Salary” means the regular basic cash remuneration before deductions for taxes and other items withheld, and without regard to any salary reduction under any plans maintained by an Employing Company under Sections 401(k) or 125 of the Code, payable to an Employee for services rendered to an Employing Company, but not including pay for Bonuses, incentive compensation, special pay, awards or commissions.
Section 2.2 “Beneficiary” means the person designated by an Eligible Employee in a written instrument filed with an Employing Company to receive benefits under this Plan.
Section 2.3 “Board of Directors” means the board of directors of the Company.
Section 2.4 “Bonus” means any annual incentive compensation paid to an Employee over and above Base Salary earned and paid in cash or otherwise.

Section 2.5 “Change of Control Contract” means a Unit Corporation Key Employee Change of Control Contract entered into between Unit Corporation and the individual identified in such agreement as “Executive”.
Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
Section 2.7 “Company” means Unit Corporation, the sponsor of this Plan.
Section 2.8 “Comparable Position” means a job with an Employing Company or successor company at the same or higher Base Salary as an Employee’s current job and at a work location within reasonable commuting distance from an Employee’s home, as determined by the Employee’s Employing Company.
Section 2.9 “Compensation Committee” means the Committee established and appointed by the Board of Directors or by a committee of the Board of Directors.
Section 2.10 “Completed Year of Service” means the period of time beginning with an Employee’s date of hire or the anniversary of the date of hire and ending twelve months thereafter.
Section 2.11 “Discharge for Cause” means termination of the Employee’s employment by the Employing Company due to:
(i)the consistent failure of the Employee to perform the Employee’s prescribed duties to the Employing Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness);
(ii)the commission by the Employee of a wrongful act that caused or was reasonably likely to cause damage to the Employing Company;
(iii)an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Employee’s duties on behalf of the Employing Company;
(iv)the conviction of or the entry of a plea of nolo contendere by the Employee to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or
(v)a breach of an Employee’s fiduciary duty involving personal profit.
Section 2.12 “Eligible Employee” means a Vested Former Employee or a Vested Retained Employee.
Section 2.13 “Employee”
2.13.1 “Employee” means (x) with respect to a Vested Former Employee, a person who satisfied one of the following conditions determined as of immediately prior to his or her Separation from Service, and (y) with respect to a Vested Retained Employee, a person who satisfied one of the following conditions determined as of the Effective Date:
(i)a regular full-time salaried employee of the Employing Company principally employed in the continental United States, Alaska or Hawaii;
(ii)employed by an Employing Company for work on a regular full-time salaried schedule of at least 40 hours per week for an indefinite period; or
(iii)a regular employee who has been demoted or transferred from a full-time salaried position to an hourly position and who, in the discretion of Employing Company at the time of such demotion or transfer, is deemed to retain his or her eligibility to participate in the Plan.
2.13.2 “Employee” does not, under any circumstance, mean a person who is
(i)an employee whose compensation is determined on an hourly basis or who holds a position with the Employing Company that is generally characterized as an “hourly” position, except were a specific employee is, after demotion, deemed to be eligible to participate in the Plan under subsection 2.13.1(iii), above;
(ii)an employee who is classified by the Employing Company as a temporary employee;
(iii)an employee who is a member of a bargaining unit unless the employee’s union has bargained this Plan pursuant to a current collective bargaining agreement between the Employing Company and the union or the employee’s union bargains this Plan pursuant to the bargaining obligations mandated by the National Labor Relations Act;
(iv)an employee retained by the Employing Company under a written contract, other than a Change of Control Contract; or
(v)any worker who is retained by the Company or Employing Company as a “independent contractor,” “leased employee,” or “temporary employee” but who is reclassified as an “employee” of the Company or Employing Company by a state or federal agency or court of competent jurisdiction.
Section 2.14 “Employing Company” means the Company or any subsidiary of the Company electing to participate in this Plan under the provisions of Section 7.1.
Section 2.15 “Human Resources Director” means the Human Resources Director of the Company.
Section 2.16 “Plan” means the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as set forth in this document and as may be amended from time to time.

Section 2.17 “Separation and Release Agreement” means the agreement between an Employee and the Employing Company in which the Employee waives and releases the Company, Employing Company and other potentially related parties from certain claims in exchange for and in consideration of payments of the Separation Benefit, to which the Employee would not otherwise be entitled.
Section 2.18 “Separation Benefit” means the benefit provided for under this Plan as determined under Article III.
Section 2.19 “Separation from Service” shall mean an Employee’s “separation from service” from an Employing Company in accordance with Section 409A of the Code. A Separation from Service shall be effective on the date specified by the Employing Company (the “Termination Date”).
Section 2.20 “Specified Employee” means each of those Employees of the Company or an Employing Company who are determined by the Compensation Committee to be a “specified employee” in accordance with Section 409A of the Code and the regulations promulgated thereunder.
Section 2.21 “Separation Period” means the period of time over which an Eligible Employee receives Separation Benefits under the Plan.
Section 2.22 “Years of Service” means the sum of the number of continuous Completed Years of Service as an Employee of an Employing Company during the period of employment beginning with the Employee’s most recent hire date and ending with the Employee’s most recent termination date. For the avoidance of doubt, Years of Service shall include any service performed as an Employee of an Employing Company that occurs prior to the Effective Date.
ARTICLE III.
BENEFITS
Section 3.1 Eligibility. Each Vested Former Employee is eligible to participate in this Plan and, subject to all the terms of the Plan, receive benefits as provided in this Article III. In addition, each Vested Retained Employee who (i) has at least one active Year of Service with an Employing Company immediately before the date of his or her Separation from Service, (ii) complies with all administrative requirements of this Plan, including the provisions of Article V, and (iii) works through his/her Termination Date and is not engaged in a strike or lockout as of the Termination Date, is eligible to participate in this Plan and, subject to all the terms of the Plan, receive benefits as provided in this Article III. A Vested Retained Employee is ineligible to participate in this Plan if that Employee fails to satisfy any of the requirements of this Plan including, but not limited to, failure to establish that his or her termination met the requirements for a Separation from Service. Additionally, a Vested Retained Employee shall be ineligible to participate in this Plan if that Vested Retained Employee’s termination of employment results from:
(i)A Discharge for Cause,

(ii)A court decree or government action or recommendation having an effect on an Employing Company’s operations or manpower involving rationing or price control or any other similar type cause beyond the control of an Employing Company,
(iii)An offer to the Vested Retained Employee of a position with an Employing Company, or affiliate, regardless of whether the position offered provides comparable wages and benefits to the position formerly held by the Vested Retained Employee,
(iv)A termination under which a Vested Retained Employee accepts any benefits under an incentive retirement plan or other severance or termination benefits program, contract or plan (other than a Change of Control Contract) offered by the Company or the Employing Company,
(v)A Vested Retained Employee who has a written employment contract which contains severance provisions (other than a Change of Control Contract),
(vi)The failure of a Vested Retained Employee to report to work as required by his or her Employing Company,
(vii)A temporary work cessation due to strikes, lockouts or similar reasons,
(viii)The divestiture of any business of an Employing Company if a Vested Retained Employee is offered a Comparable Position by the purchaser or successor of such business, an affiliate thereof, or an affiliate of an Employing Company, or
(ix)A termination of the Vested Retained Employee if the Vested Retained Employee is offered a Comparable Position arranged for or secured by an Employing Company.
Section 3.2 Separation Benefit. A Separation Benefit shall be provided for Eligible Employees under the provisions of this Article III.
Section 3.3 Separation Benefit Amount.
3.3.1. Vested Former Employees. Each Vested Former Employee shall receive a Separation Benefit equal to:
(i)such Vested Former Employee’s Separation Minimum Claim; and
(ii)such Vested Former Employee’s Pro Rata share of the Severance Fund (after taking into account payment of its Separation Minimum Claim); provided, however, that such Vested Former Employee properly returns a Ballot by the Voting Deadline (1) voting to accept the Plan and (2) electing the Separation Settlement Opt-In in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for his or her Allowed Separation Claim.

3.3.2. Vested Retained Employees. Each Vested Retained Employee shall receive a Separation Benefit equal to such Vested Retained Employee’s Pro Rata share of the Severance Fund on account of an Allowed Claim, which Allowed Claim is an amount equal to the difference between the amount that such Vested Retained Employee would be entitled to under the terms of Section 3.3.3 or 3.3.4, as applicable (the “Existing Benefit”), less the amount owed to such Vested Retained Employee under the terms of the Reorganized Unit Corp. Separation Benefit Plan (the “New Benefit”); provided, however, that such Vested Retained Employee properly returns a Ballot by the Voting Deadline (1) voting to accept the Plan and (2) electing the Separation Settlement Opt-In in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for his or her Allowed Separation Claim.
3.3.3. Involuntary separation - In the event that a Vested Former Employee experienced, or a Vested Retained Employee experiences, a Separation from Service as a result of an Employing Company terminating the employment of such Vested Former Employee or such Vested Retained Employee, the Separation Installment Payment (including the vested severance obligation) or the Existing Benefit, as applicable, shall be based on the following:
Involuntary Separation
Schedule of Weekly Payments

Years of Service	Number of Weekly Payments	Years of Service	Number of Weekly Payments
1	4	14	56
2	8	15	60
3	12	16	64
4	16	17	68
5	20	18	72
6	24	19	76
7	28	20	80
8	32	21	84
9	36	22	88
10	40	23	92
11	44	24	96
12	48	25	100
13	52	26 or more	104

The formula for determining the amount of the weekly payment shall be calculated by dividing a Vested Former Employee’s or a Vested Retained Employee’s highest annual Base Salary during the five year period ending immediately before the date of the Separation from Service by 52.
3.3.4. Voluntary separation or death - In the event that a Vested Former Employee experienced, or a Vested Retained Employee experiences, a Separation from Service as the result of an action by such Vested Former Employee or such Vested Retained Employee (such as by way of example and not limitation, quitting, resignation or retirement) or as a result of such Vested Former Employee’s or such Vested Retained Employee’s death, the Separation Installment Payment (including the vested severance obligation) or the Existing Benefit, as applicable, shall be based on the following:

Voluntary Separation
Schedule of Weekly Payments

Years of Service	Number of Weekly Payments
1-19	0
20	80
21	84
22	88
23	92
24	96
25	100
26 or more	104

The formula for determining the amount of the weekly payment shall be calculated by dividing a Vested Former Employee’s or a Vested Retained Employee’s highest annual Base Salary during the five year period ending immediately before the date of the Separation from Service by 52.
Under certain exceptional circumstances the Compensation Committee may, in its sole and absolute discretion, choose to treat a voluntary separation as an involuntary separation and determine the Separation Installment Payment or the Existing Benefit, as applicable, in accordance with the schedule set forth in Section 3.3.3.
Section 3.4 Separation Benefit Limitation. Notwithstanding anything in this Plan to the contrary, for purposes of determining the Separation Installment Payment (including the vested severance obligation) or the Existing Benefit, as applicable, the number of weekly payments determined pursuant to Section 3.3.3 or Section 3.3.4 shall never exceed the lesser of (i) 104 weekly payments; or (ii) the amount permitted under ERISA to maintain this Plan as a welfare benefit plan. The benefits payable under this Plan shall be inclusive of and offset by any amounts paid under federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements.
Section 3.5 Withholding Tax. The Employing Company shall deduct from the amount of any Separation Benefits payable under this Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Eligible Employee with the Employing Company for purposes of income tax withholding on regular wages.
Section 3.6 Reemployment of an Eligible Employee. Entitlement to the unpaid balance of any Separation Benefit due an Eligible Employee under this Plan shall be revoked immediately on reemployment of the person as an Employee of an Employing Company. Any unpaid balance shall not be payable in any future period.
However, if the person’s reemployment is subsequently terminated and he or she then becomes entitled to a Separation Benefit under this Plan, Years of Service for the period of re-employment shall be added to that portion of his or her prior service represented by the unpaid balance or the revoked entitlement for the prior Separation Benefit.
Section 3.7 Integration with Disability Benefits. The Separation Benefit payable to an Eligible Employee with respect to any Separation Period shall be reduced (but not below zero) by the amount of any disability benefit payable from any disability plan or program sponsored or contributed to by an Employing Company. The amount of any resulting reduction shall not be paid to the Eligible Employee in any future period.
Section 3.8 Plan Benefit Offset. The amount of any severance or separation type payment that an Employing Company is or was obligated to pay to an Eligible Employee under any law, decree, or court award, because of the Eligible Employee’s termination of employment from an Employing Company shall reduce the amount of Separation Benefit otherwise payable under this Plan. Notwithstanding the immediately preceding sentence, the terms of this Section 3.8 shall not be applicable to any benefits paid under a Change of Control Contract.
Section 3.9 Recoupment. An Employing Company may deduct from the Separation Benefit any amount owing to an Employing Company from:
(i)the Eligible Employee, or
(ii)the executor or administrator of the Eligible Employee’s estate.
ARTICLE IV.
METHOD OF PAYMENT
Section 4.1 Separation Benefit Payment. The Separation Benefit shall be paid in equal installments in the same manner as wages were paid to the Eligible Employee in accordance with the timing set forth in Section 4.1.1 or Section 4.1.2, as applicable.
4.1.1 Vested Former Employees.
(i)Subject to Section 4.4 hereof, payments to Vested Former Employees pursuant to Section 3.3.1(i) hereof shall commence during the Chapter 11 Cases in accordance with the Wages Order and, if not paid in full prior to the Chapter 11 Effective Date, any unpaid portion shall be paid by the Reorganized Debtors on Reorganized Unit Corp.’s first regularly scheduled payroll date following the Chapter 11 Effective Date; and
(ii)Subject to Section 4.4 hereof, payments to Vested Former Employees pursuant to Section 3.3.1(ii) hereof shall commence on Reorganized Unit Corp.’s first regularly scheduled payroll date following the Chapter 11 Effective Date in equal installments each in an amount equal to such Vested Former Employee’s Separation

Installment Payment and continuing bi-monthly thereafter until paid in full; provided, however, that the first such installment payment shall be in an amount equal to such Vested Former Employee’s Separation Installment Payment plus the amount then due and owing in arrears as if such installment payments had continued through and after the Petition Date.
4.1.2 Vested Retained Employees. Subject to Section 4.4 hereof, payments to Vested Retained Employees pursuant to Section 3.3.2 hereof shall commence on Reorganized Unit Corp.’s first regularly scheduled payroll date following each Vested Retained Employee’s Termination Date in equal installments each in an amount equal to such Vested Retained Employee’s Separation Installment Payment and continuing bi-monthly thereafter until paid in full; provided, however, that payments to a Vested Retained Employee whose Termination Date occurs during the Chapter 11 Cases shall commence on Reorganized Unit Corp.’s first regularly scheduled payroll date following the Chapter 11 Effective Date, and the first such installment payment shall be in an amount equal to such Vested Retained Employee’s Separation Installment Payment plus the amount then due and owing in arrears as if such installment payments had commenced on the Termination Date.
Section 4.2 Protection of Business
4.2.1 Any Eligible Employee who receives Separation Benefits under Section 3.3 of this Plan agrees that, in consideration of the Separation Benefits, the Employee will not, in any capacity, directly or indirectly, and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving Separation Benefits, either (a) solicit or attempt to induce any current customer of the Employing Company to cease doing business with the Employing Company; (b) solicit or attempt to induce any employee of the Employing Company to sever the employment relationship; (c) compete against the Employing Company; (d) injure the Employing Company and the Company, in their business activities or its reputation; or (e) act as an employee, independent contractor, or service provider of a person or entity that is a competitor of the Employing Company or injures the Employing Company or the Company, its business activities or its reputation (collectively, the “Protection of Business Requirements”).
4.2.2 Except as provided in the Separation and Release Agreement, in the event the Eligible Employee violates the Protection of Business Requirements of this Section (or the like provisions of his or her Separation and Release Agreement), the Eligible Employee shall not be entitled to any further payments of Separation Benefits under this Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits from the date of the violation forward.
4.2.3 The Plan shall maintain records for each Eligible Employee that is eligible for Separation Benefits and for each Eligible Employee that actually receives Separation Benefits (including relevant dates, claim records, appeal records, payment amounts, etc.).
4.2.4 The Compensation Committee shall have the ultimate ongoing administrative duty to monitor and investigate the activities of Eligible Employees to ensure they are in compliance with the Protection of Business Requirements. As set forth in this Plan, the Compensation Committee shall have discretion to determine on an ongoing basis whether each Eligible Employee receiving Separation Benefits remains in compliance with this Plan’s Protection of Business Requirements during the period the Eligible Employee is receiving Separation Benefits.
4.2.5 The Compensation Committee shall have full and sole discretion to determine eligibility for Separation Benefits and to construe the terms of this Plan.
4.2.6 By accepting Separation Benefits, an Eligible Employee certifies that he/she is in compliance with the Protection of Business Requirements. Eligible employees must notify the Plan, through the Human Resources Director, of any change of employer, employment status, or job status or responsibilities, while eligible for Separation Benefits. Additionally, Eligible Employees receiving benefits must complete and submit to the Plan on request a form certifying that they are in compliance with the Protection of Business Requirements. The Human Resources Director shall review such forms and make preliminary decisions regarding whether the Eligible Employee is in compliance with the Protection of Business Requirements.
4.2.7 As a condition to receiving Separation Benefits or coverage, Eligible Employees and their employers must fully cooperate with any inquiry or investigation by the Plan concerning the Protection of Business Requirements. If the Eligible Employee or employer fails to fully cooperate with any such inquiry or investigation, the Eligible Employee shall be deemed to have been in violation of the Protection of Business Requirements, and shall therefore forfeit any further benefits under the Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits.
4.2.8 The Company shall maintain a projection of the amount of money that will be required for the Company to fulfill its unfunded obligation under the Plan to make payments to various Eligible Employees at different times.
Section 4.3 Death
4.3.1 Separation from Service as a result of death. In the event that the Eligible Employee’s Separation from Service is as a result of the Eligible Employee’s death, the Eligible Employee’s Beneficiary shall be entitled to the Separation Benefit in accordance with the provisions of Section 3.3.2 and 4.1, above, subject to Section 5.1 of this Plan. If there is no designated, living Beneficiary, payments shall be paid to the executor or administrator of the Eligible Employee’s estate.
4.3.2 Death Subsequent to Separation from Service. In the event that an Eligible Employee’s death occurs after the date of Separation from Service, and before receipt of any or all of the benefits to which the Eligible Employee was entitled under this Plan, then the payments shall be made to the Eligible Employee’s Beneficiary in accordance with the provisions of Section 3.3 and 4.1, above, subject to Section 5.1 of this Plan. If there is no designated living Beneficiary, payments shall be paid to the executor or administrator of the Eligible Employee’s estate.
Section 4.4 Payment to Specified Employees Upon Separation from Service. In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service before the first business day of the seventh month following the date of Separation from Service, unless the Separation from Service results from death. Any amounts which would otherwise be payable to the Specified Employee during the six month period will be accumulated and paid on the first day of the seventh month following the date of the Specified Employee’s Separation from Service such that the Specified Employee will receive a “catch-up payment” on such payment date equal to the amount then due and owing in arrears as if such installment payments had not been delayed pursuant to the first sentence of this Section 4.4. For the avoidance of doubt, this Section 4.4 shall not apply if the Employing Company does not have any outstanding securities that are publicly-traded on an established securities market or otherwise at the time that a payment under this Plan becomes payable.
ARTICLE V.
WAIVER AND RELEASE OF CLAIMS
Section 5.1 Waiver and Release of Claims. The receipt of a Vested Retained Employee’s Separation Benefits shall be subject to the Vested Retained Employee (or in the event of the Vested Retained Employee’s death, the Vested Retained Employee’s Beneficiary) signing, delivering, and not revoking a Separation and Release Agreement in substantially the form attached to this Plan as Attachment “A” or “B” or such other form as may be designated as the required Separation and Release Agreement from time to time, in the discretion of the Employing Company. The Separation and Release Agreement must be effective and irrevocable within sixty (60) days following the Vested Retained Employee’s receipt of such Agreement in accordance with Section 10.8.1 of this Plan. Notwithstanding anything to the contrary herein, the Separation Benefits shall not be payable until after the expiration of any revocation period described herein applicable to the Separation and Release Agreement without the Vested Retained Employee having revoked such Separation and Release Agreement (the “Release Effective Date”). The Separation Benefits shall commence being paid to the Vested Retained Employee on the Employing Company’s first payroll date occurring after the Release Effective Date with such first payment to include all payments of the Separation Benefits that would have been made prior to such first payment had the Separation and Release Agreement been effective on the date of the Vested Retained Employee’s termination; provided that, in the event that the designated period for executing the Separation and Release Agreement (including the revocation period) spans two (2) tax years of the Vested Retained Employee, the installment payments under Section 4.1 shall automatically commence in the second tax year of the Vested Retained Employee, regardless of when the revocation period expires, provided further that, all Separation Benefits shall be paid in accordance with the requirements of ERISA to maintain this Plan as a welfare benefit plan.
In connection with the signing of the Separation and Release Agreement, the following procedures shall be followed (except as modified from time to time, in the discretion of the Employing Company): the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) shall be advised in writing, by receiving the written text of the

Separation and Release Agreement so stating, to consult a lawyer before signing the Separation and Release Agreement; the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) shall be given either twenty-one (21) days (if Attachment “A” is used), or forty- five (45) days (if Attachment “B” is used) to consider the Separation and Release Agreement before signing. After signing, if the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) is over the age of forty (40), such Vested Retained Employee (or the Employee’s Beneficiary, as applicable) shall have seven (7) days in which to revoke the Separation and Release Agreement, and the Separation and Release Agreement shall not take effect until the seven (7) day revocation period has passed.
In addition, if Attachment “B” is used, the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) shall be given a written statement identifying for the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) the class, unit or group of persons eligible to participate in this Plan and any time limits for eligibility under this Plan, the job titles and ages of all persons eligible or selected for separation under this Plan in the same job classification or organizational unit, and the ages of all persons not eligible or selected for separation under this Plan. The determination of whether the Vested Retained Employee (or the Vested Retained Employee’s Beneficiary, as applicable) shall be required to sign a Separation and Release Agreement shall be within the sole discretion of the Employing Company.
ARTICLE VI.
FUNDING
Section 6.1 Funding. This Plan is an unfunded employee welfare benefit plan under ERISA established by the Company. Benefits payable to Eligible Employees shall be paid out of the general assets of the Company or the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Separation Benefits under this Plan.
ARTICLE VII.
OPERATION
Section 7.1 Employing Company Participation. Any subsidiary or affiliate of the Company, at the discretion of the Company, may participate as an Employing Company in the Plan on the following conditions:
(i)Such entity shall make, sign and deliver such instruments as the Company shall deem necessary or desirable;
(ii)Such entity may withdraw from participation as an Employing Company in accordance with Section 7.3, in which event the entity may continue the provisions of this Plan as its own plan, and may thereafter, with respect thereto, exercise all of the rights and powers theretofore reserved to the Company; and
(iii)Any modification or amendment of this Plan made or adopted by the Company shall be deemed to have been accepted by each Employing Company.

Section 7.2 Status of Subsidiaries or Affiliates. The authority of each subsidiary or affiliate to act independently and in accordance with its own best judgment shall not be prejudiced or diminished by its participation in this Plan and at the same time the Employing Companies may act collectively in respect of general administration of this Plan in order to secure administrative economies and maximum uniformity.
Section 7.3 Termination by an Employing Company. Any Employing Company other than the Company may withdraw from participation in this Plan at any time by delivering to the Compensation Committee written notification to that effect signed by the Employing Company’s chief executive officer or his delegate. Withdrawal by any Employing Company under this Section or complete discontinuance of Separation Benefits under this Plan by any Employing Company other than the Company, shall constitute termination of this Plan with respect to such Employing Company, but such actions shall not affect any Separation Benefit that has become payable to an Eligible Employee, and such benefit shall continue to be paid in accordance with the Plan provisions in effect at the time of the Separation from Service.
ARTICLE VIII.
ADMINISTRATION
Section 8.1 Named Fiduciary. This Plan shall be administered by the Company acting through the Compensation Committee or such other person as may be designated by the Company from time to time. The Compensation Committee shall be the “Administrator” of this Plan and shall be, in its capacity as Administrator, a “Named Fiduciary,” as those terms are defined or used in ERISA.
Section 8.2 Fiduciary Responsibilities. The named fiduciary shall fulfill the duties and requirements of a fiduciary under ERISA and is the Plan’s agent for service of legal process. The named fiduciary may designate other persons to carry out the fiduciary responsibilities and may cancel any designation. A person may serve in more than one fiduciary or administrative capacity with respect to this Plan. The named fiduciary shall periodically review the performance of the fiduciary responsibilities by each designated person.
Section 8.3 Specific Fiduciary Responsibilities. The Compensation Committee shall be responsible for the general administration and interpretation of this Plan and the proper carrying out of its provisions and shall have full discretion to carry out its duties. In addition to any powers of the Compensation Committee specified elsewhere in this Plan, the Compensation Committee shall have all discretionary powers necessary to discharge its duties under this Plan, including, but not limited to, the following discretionary powers and duties:
(i)To interpret or construe the terms of this Plan, including eligibility to participate, and resolve ambiguities, inconsistencies and omissions;
(ii)To make and enforce such rules and regulations and prescribe the use of the forms as it deems necessary or appropriate for the efficient administration of the Plan;
(iii)To decide all questions concerning this Plan and the eligibility of any person to participate in this Plan; and

(iv)To determine eligibility for benefits under this Plan.
Section 8.4 Allocations and Delegations of Responsibility. The Board of Directors and the Compensation Committee, respectively, shall have the authority to delegate, from time to time, all or any part of its responsibilities under this Plan to those person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the delegated responsibilities.
The Board of Directors and the Compensation Committee, respectively, shall have the authority to allocate, from time to time, all or any part of its responsibilities under this Plan to one or more of its members as it may deem advisable, and in the same manner to remove such allocation of responsibilities. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the allocated responsibilities.
Section 8.5 Advisors. The named fiduciary or any person designated by the named fiduciary to carry out fiduciary responsibilities may employ one or more persons to render advice with respect to any responsibility imposed by this Plan.
Section 8.6 Plan Determination. The determination of the Compensation Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.
Section 8.7 Modification and Termination. Benefits under this Plan are not vested except as specifically stated otherwise in this Plan document, and may be changed, modified or terminated at any time, either individually or on a Plan-wide basis. The Company may at any time, without notice or consent of any person, terminate or modify this Plan in whole or in part, and such termination or modification shall apply to existing as well as to future employees. However, such actions shall not affect any Separation Benefit that has become payable to an Eligible Employee as a result of that Employee’s Separation from Service before the amendment date, and such benefit shall continue to be paid in accordance with the Plan provisions in effect on the date of such Eligible Employee’s Separation from Service.
Section 8.8 Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless the members of the Board of Directors, the Compensation Committee members, and any employee to whom any fiduciary responsibility with respect to this

Plan is allocated or delegated to, and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of his/her duties, responsibilities and obligations under this Plan, ERISA and other applicable law, other than such liabilities, costs and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law or otherwise. The Company may obtain, pay for and keep current a policy or policies of insurance, insuring the members of the Board of Directors, the Compensation Committee members and any other employees who have any fiduciary responsibility with respect to this Plan from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission, in connection with the performance of his/her duties, responsibilities and obligations under this Plan and under ERISA.
Section 8.9 Successful Defense. A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 8.8 above shall be entitled to indemnification as authorized in Section 8.8.
Section 8.10 Unsuccessful Defense. Except as provided in Section 8.9, any indemnification under Section 8.8, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:
8.10.1 By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Compensation Committee has met the standard of conduct set forth in Section 8.8; or
8.10.2 If a quorum under Section 8.10.1 is not obtainable with due diligence the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 8.8 has been met by such member of the Compensation Committee.
Section 8.11 Advance Payments. Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company, as applicable, in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 8.10, except that, in view of the obligation of repayment set forth in Section 8.12, there need be no finding or opinion that the required standard of conduct has been met.
Section 8.12 Repayment of Advance Payments. All expenses incurred, in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company, as applicable, under Section 8.11 shall be repaid if the person receiving such advance is ultimately found, under the procedures set forth in this Article VIII, not to be entitled to the extent the expenses so advanced by the Company exceed the indemnification to which he or she is entitled.

Section 8.13 Right of Indemnification. Notwithstanding the failure of the Company or Employing Company, as applicable, to provide indemnification in the manner set forth in Section 8.10 and 8.11, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Compensation Committee has met the standard of conduct set forth in Section 8.8, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company, as applicable, as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company, as applicable, in any court of competent jurisdiction.
ARTICLE IX.
EFFECTIVE DATE
Section 9.1 Effective Date. This Plan became effective September 3, 2020 (the “Effective Date”).
ARTICLE X.
MISCELLANEOUS
Section 10.1 Assignment. An Employee’s right to benefits under this Plan shall not be assigned, transferred, pledged, encumbered in any way or subject to attachment or garnishment, and any attempted assignment, transfer, pledge, encumbrance, attachment, garnishment or other disposition of such benefits shall be null and void and without effect.
Section 10.2 Governing Law. The Plan shall be construed and administered in accordance with ERISA and with the laws of the State of Oklahoma, to the extent such State laws are not preempted by ERISA; provided, however, that notwithstanding the foregoing, should state law apply and not be preempted by ERISA, the non-competition provisions contained in Section 4.2 shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles of such state. If any part of this Plan is held by a court of competent jurisdiction to be void or voidable, such holding shall not apply to render void or voidable the provisions of this Plan not encompassed in the court’s holding. Where necessary to maintain the Plan’s validity, a court of competent jurisdiction may modify the terms of this Plan to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated herein.
Section 10.3 Employing Company Records. The records of the Employing Company with regard to any person’s Eligible Employee status, Beneficiary status, employment history, Years of Service and all other relevant matters shall be conclusive for purposes of administration of the Plan.
Section 10.4 Employment Non-Contractual. This Plan is not intended to and does not create a contract of employment, express or implied, and an Employing Company may terminate the employment of any employee with or without cause as freely and with the same effect as if this Plan did not exist. Nothing contained in this Plan shall be deemed to qualify, limit or alter in any manner the Employing Company’s sole and complete authority and discretion to establish, regulate, determine or modify at all times, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.
Section 10.5 Taxes. Neither an Employing Company nor any fiduciary of this Plan shall be liable for any taxes incurred by an Eligible Employee or Beneficiary for Separation Benefit payments made pursuant to this Plan.
Section 10.6 Binding Effect. This Plan shall be binding on the Company, any Employing Company and their successors and assigns, and the Employee, Employee’s heirs, executors, administrators and legal representatives. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or any Employing Company.
Section 10.7 Entire Agreement. This Plan constitutes the entire understanding between the parties hereto and may be modified only in accordance with the terms of this Plan.
Section 10.8 Decisions and Appeals.
10.8.1 Manner and Content of Benefit Determination
Within sixty (60) days from the date of an Employee’s Separation from Service (or longer if special circumstances require), the Human Resources Director and the General Counsel shall provide the Employee with either an agreement and release offering Separation Benefits under this Plan or written or electronic notification of such Employee’s ineligibility for or denial of Separation Benefits, either in whole or in part. If at any time the Human Resources Director and the General Counsel make any adverse benefit determination, such notification shall set forth, in a manner calculated to be understood by the Employee including the following:
(i)the specific reason(s) for the adverse determination;
(ii)references to the specific plan provisions upon which the determination is based;
(iii)a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary;
(iv)a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Employee’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review under Section 10.8.3;

(v)if the Plan utilizes a specific internal rule, guideline, protocol, or other similar criterion in making the determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or other similar criterion was relied upon and that a copy of such rule, guideline, protocol or similar criterion will be provided free of charge to the Employee upon request;
10.8.2 Appeal of Denied Claim and Review Procedure
If an Employee does not agree with the reason for the denial or termination of Separation Benefits (including a denial or termination of benefits based on a determination of an Employee’s eligibility to participate in the Plan), he/she may file a written appeal within 180 days after the receipt of the original claim determination. The request should state the basis for the disagreement along with any data, questions, or comments he/she thinks are appropriate, and should be sent to the office of the Human Resources Director.
The Compensation Committee shall conduct a full and fair review of the determination. The review shall not defer to the initial determination, and it shall take into account all comments, documents, records and other information submitted by the Eligible Employee without regard to whether such information was previously submitted or considered in the initial determination.
10.8.3 Manner and Content of Notification of Benefit Determination on Review
Within 60 days (or longer if special circumstances require), the Compensation Committee shall provide an Employee with written or electronic notification of any adverse benefit determination on review. The notification shall set forth, in a manner calculated to be understood by the Employee the following:
(i)the specific reason(s) for the adverse determination on review;
(ii)reference to the specific plan provisions upon which the review is based;
(iii)a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits;
(iv)a statement describing any voluntary appeal procedures offered by the Plan and the Employee’s right to obtain the information about such procedures, and a statement of the Employee’s right to bring an action under section 502(a) of ERISA;
(v)if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Employee upon request;

(vi)the following statement: “Other voluntary alternative dispute resolution methods, such as mediation, may be available. You may seek additional information by contacting your local U.S. Department of Labor office and your State insurance regulatory agency.”
Section 10.9 Section 409A. This Plan is intended to comply with Section 409A of the Code, the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent the requirements of Section 409A are applicable thereto, and the provisions of this Plan shall be construed in a manner consistent with that intention. Any provision required for compliance with Section 409A that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Plan to the same extent as though expressly set forth herein. For purposes of applying the provisions of Section 409A to this Plan, each separately identified amount to which an Employee is entitled under this Plan shall be treated as a separate payment within the meaning of Section 409A. In addition, any series of installment payments under this Plan, including the Separation Benefit, shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).
Neither the Company, nor the Employing Company, shall have any liability to the Employee with respect to the tax obligations that result under any tax law and makes no representation with respect to the tax treatment of payments and/or benefits provided under this Plan.

EXECUTED as of this 3rd day of September, 2020.

UNIT CORPORATION

By: /s/ Mark E. Schell________________________
Mark E. Schell, Executive Vice President,
General Counsel and Corporate Secretary
Signature Page to
Amended and Restated Separation Benefit Plan of
Unit Corporation and Participating Subsidiaries

To receive a Separation Benefit in connection with a reduction in force or other Separation from Service affecting an employee, an Eligible Employee must sign the following Separation and Release Agreement “A” provided by the Company:
SEPARATION AND RELEASE AGREEMENT “A”
(Employing Company) (“Unit”) and (Employee Name) (“Employee” or, “you”) hereby agree as follows:
Your employment will end/ended (Date Employment Ends).
In consideration for your agreement to the terms and conditions of this Separation and Release Agreement (“Agreement”), Unit will pay you $--------.00 (“Separation Benefit”), in accordance with and subject to the terms of the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (the “Plan”). You agree to comply with all terms of the plan.
Payments will be paid in equal installments in the same manner as wages were paid to you.
You know that state and federal laws, including the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor, and State Human Rights Agencies and courts of competent jurisdiction.
YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
YOU HAVE SEVEN DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN THIS AGREEMENT. YOU MAY SIGN THIS AGREEMENT BEFORE EXPIRATION OF THIS PERIOD OF TIME SHOULD YOU CHOOSE TO DO SO.
In exchange for the Separation Benefit described in this Agreement, you agree, on behalf of yourself, your legal representatives, heirs and beneficiaries, to fully and forever relieve, release and discharge Unit, its past, present and future successors, assigns, parent, subsidiaries, operating units, affiliates and divisions (and the agents, representatives, managers, owners, shareholders, officers, directors, employees and attorneys of those entities) (collectively referred to in this Agreement as the “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from your employment with and termination from Unit, as well as any injuries or damages suffered during the course of your employment with Unit, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e, et seq.), as amended by the Civil Rights Act of 1991, which prohibits discrimination and/or harassment in employment
A-1 of 6     X____
Initials

based on race, color, national origin, religion or sex; the Civil Rights Act of 1966 (42 U.S.C. §1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; Section 510 of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) (29 U.S.C. § 1140), which protects employees from employment discrimination relative to certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. §12101, et seq.) which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. §2601, et seq.), which provides medical and family leave; the Genetic Information Nondiscrimination Act (42 U.S.C. § 2000ff-10), which prohibits discrimination based on genetic information; Uniformed Services Employment and Re-Employment Rights Act of 1994 (38 U.S.C. §§ 4301 et seq.), which prohibits discrimination based on U.S. military service; the Fair Labor Standards Act (42 U.S.C. §201, et seq.), including the Wage and Hour Laws relating to payment of wages; claims for Workers’ Compensation and any and all other federal, state and local laws and regulations, including claims under applicable state anti-discrimination laws.
The waiver and release of liability in this Agreement also includes, but is not limited to, a release of the Released Parties by you of any claims for severance pay or severance benefits beyond those specifically set forth in this Agreement, breach of contract, mental pain suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Unit has dealt with you unfairly or in bad faith, and all other common law contract and tort claims.
Nothing in this Agreement, however, releases or diminishes any claims for benefits to which you may be entitled from or under any plan of Unit that is governed by ERISA. Except as described below, you agree and covenant not to file any suit, charge or complaint against the Released Parties in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of your employment with Unit or separation from Unit. You further represent that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment by Unit.
Despite the above provisions or anything else contained in this Agreement to the contrary, this Agreement does not operate to release any claims that may not be released as a matter of law or any claims or rights with respect to the Separation Benefit. Further, this Agreement will not prevent you from doing any of the following:
a.obtaining unemployment compensation, state disability insurance or workers’ compensation benefits from the appropriate agency of the state in which you live and work, provided you satisfy the legal requirements for those benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that you are entitled to those benefits);
A-2 of 6     X____
Initials

b.asserting any right that is created or preserved by this Agreement, like your right to receive the Separation Benefit; and
c.filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, you agree that you are giving up (and hereby do give up) any rights to receive remedial relief (like reinstatement, back pay, or front pay) or monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.
As further consideration for the payment of the Separation Benefit, you agree that you will not, in any capacity directly or indirectly and on your own behalf or on behalf of any other person or entity, during the period of time you are receiving Separation Benefits, either (a) solicit or attempt to induce any current customer of Unit to cease doing business with Unit or (b) solicit or attempt to induce any employee of Unit to sever the employment relationship (collectively, the “Protection of Business Requirements”).
Except as provided in the next paragraph, in the event you violate the Protection of Business Requirements, you will not be entitled to any further payments of Separation Benefits under the Plan or this Agreement and you will be obligated to repay Unit all Separation Benefit payments previously received under the Plan and this Agreement.
You agree that you have carefully read and fully understand all the provisions of this Agreement. This is the entire agreement between you and Unit and is legally binding and enforceable. You agree that you have not relied on any representation or statement, written or oral, not set forth in this Agreement when signing this Agreement.
The parties agree that if a lawsuit relating or pertaining to this Agreement is filed, then the prevailing party will be entitled to collect from the other party the reasonable attorney fees, costs, charges, and expenses it incurs. For purposes of this paragraph, “prevailing party” means the party who has obtained the majority of relief on the disputed claim(s), whether by court order, verdict, or voluntary dismissal (except for in the case of a mutual settlement).
This Agreement shall be governed and interpreted under federal law and the laws of the State of Oklahoma, notwithstanding that State’s choice of law provisions; provided, however, that notwithstanding the foregoing, should state law apply and not be preempted by ERISA, the non-competition provisions contained in Section 4.2 of the Plan shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles of such state. If any part of this Agreement is held by a court of competent jurisdiction to be void or voidable, that holding will not apply to render void or voidable the provisions of this Agreement not encompassed in the court’s holding. Where necessary to maintain this Agreement’s validity, a court of competent jurisdiction may modify the terms of this Agreement to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated in this Agreement.
You knowingly and voluntarily sign this Agreement.
A-3 of 6     X____
Initials

1.You acknowledge receipt of this Agreement on this ____ day of _______________, 20__;
X________________________________________
(Employee Name)

2.You acknowledge signing and, in signing, consenting to this Agreement on this _____ day of _______________, 20__;
X________________________________________
(Employee Name)

(Company)

By: ______________________________________
Mark E. Schell, Executive Vice President,
Corporate Secretary and General Counsel

Date: _____________________________________
A-4 of 6     X____
Initials

DESIGNATION OF BENEFICIARY

for Agreement made under the
Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries

A. Identification
Participant Name:	[Employee Name]
Participant’s Social Security Number:	XXX-XX- ___ ___ ___ ___ (last 4 digits of SS#

I hereby designate the following as my beneficiary(ies) entitled to receive any remaining payment(s) of my Separation Benefits that are subject to this Separation and Release Agreement dated _______________ (date employment ended).

B. Information Concerning The Primary Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Benefits

TOTAL = 100%

[Designation of Beneficiary Continued on Next Page]
A-5 of 6     X____
Initials

Contingent Beneficiary(ies) (applicable only if you are not survived by one or more primary beneficiaries)

C. Information Concerning The Contingent Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Benefits

TOTAL = 100%

* If no percentages are indicated, benefits will be divided equally between applicable beneficiaries.
It is understood that this Designation of Beneficiary is made under the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as amended and restated from time to time and is subject to the terms and conditions stated in that plan, including the beneficiary’s survival of my death. If any of those conditions are not satisfied, those rights will transfer according to my will or the laws of descent and distribution.
It is further understood that all prior designations of beneficiary made by me under the plan, if any, with regard to this Separation and Release Agreement are hereby revoked. I reserve the right to change (revoke) this Designation of Beneficiary. Any change of this designation of beneficiary must be in writing, signed by me and filed with the Company before my death.

X__________________________________ X____________________________________
[Employee Name] Date

A-6 of 6     X____
Initials

To receive a Separation Benefit in connection with a reduction in force or other Separation from Service affecting a group of employees, an Eligible Employee must sign the following Separation and Release Agreement “B” provided by the Company:
SEPARATION AND RELEASE AGREEMENT “B”
(Company Name) (“Unit”) and (Employee Name) (“Employee” or, “you”) hereby agree as follows:
Your employment will end/ended on (Date Employment Ended).
In consideration for your agreement to the terms and conditions of this Separation and Release Agreement (“Agreement”), Unit will pay you $_____.00 (“Separation Benefit”), in accordance with, and subject to the terms of the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (the “Plan”). You agree to comply with all terms of the Plan.
Payments will be paid in equal installments in the same manner as wages were paid to you.
You know that state and federal laws, including the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, as amended, prohibit employment discrimination based upon age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor, State Human Rights Agencies and courts of competent jurisdiction.
YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
YOU HAVE FORTY FIVE DAYS AFTER RECEIVING THIS AGREEMENT, AND THE WRITTEN STATEMENT PROVIDED WITH THIS AGREEMENT, TO CONSIDER WHETHER TO SIGN THIS AGREEMENT. YOU MAY SIGN THIS AGREEMENT BEFORE EXPIRATION OF THIS PERIOD OF TIME SHOULD YOU CHOOSE TO DO SO.
AFTER SIGNING THIS AGREEMENT, YOU HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE CONSENT TO THIS AGREEMENT. THIS AGREEMENT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE PASSED, AND YOU WILL NOT BE ENTITLED TO ANY BENEFITS UNDER THIS AGREEMENT UNTIL THE REVOCATION PERIOD HAS EXPIRED.
YOU ACKNOWLEDGE THAT, ALONG WITH THIS AGREEMENT, YOU HAVE BEEN GIVEN A WRITTEN STATEMENT: (A) WHICH DESCRIBES THE CLASS, UNIT, OR GROUP OF INDIVIDUALS COVERED BY THE PLAN, ELIGIBILITY FACTORS UNDER THE PLAN, AND ANY TIME LIMITS APPLICABLE TO THE PLAN; AND (B) THE JOB TITLES AND AGES OF ALL
B-1 of 6     X____
Initials

INDIVIDUALS ELIGIBLE OR SELECTED FOR TERMINATION UNDER THE PLAN WITH YOU, AND THE AGES AND JOB TITLES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR TITLE AS THOSE EMPLOYEES ELIGIBLE OR SELECTED FOR TERMINATION UNDER THE PLAN WHO ARE NOT ELIGIBLE OR SELECTED FOR TERMINATION.
In exchange for the Separation Benefit, you agree, on behalf of yourself, your legal representatives, heirs and beneficiaries, to fully and forever relieve, release and discharge Unit, its past, present and future successors, assigns, parent, subsidiaries, operating units, affiliates and divisions (and the agents, representatives, managers, owners, shareholders, officers, directors, employees and attorneys of those entities) (collectively referred to in this Agreement as the “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from your employment with and termination from Unit, as well as any injuries or damages suffered during the course of your employment with Unit, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e, et seq.), as amended by the Civil Rights Act of 1991, which prohibits discrimination and/or harassment in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966 (42 U.S.C. §1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; Section 510 of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) (29 U.S.C. § 1140), which protects employees from employment discrimination relative to certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. §12101, et seq.) which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. §2601, et seq.), which provides medical and family leave; the Genetic Information Nondiscrimination Act (42 U.S.C. § 2000ff-10), which prohibits discrimination based on genetic information; Uniformed Services Employment and Re-Employment Rights Act of 1994 (38 U.S.C. §§ 4301 et seq.), which prohibits discrimination based on U.S. military service; the Fair Labor Standards Act (42 U.S.C. §201, et seq.), including the Wage and Hour Laws relating to payment of wages; claims for Workers’ Compensation and any and all other federal, state and local laws and regulations, including claims under applicable state anti-discrimination laws.
The waiver and release of liability in this Agreement also includes, but is not limited to, a release of the Released Parties by you of any claims for severance pay or severance benefits beyond those specifically set forth in this Agreement, breach of contract, mental pain suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Unit has dealt with you unfairly or in bad faith, and all other common law contract and tort claims.
Nothing in this Agreement, however, releases or diminishes any claims for benefits to which you may be entitled from or under any plan of Unit that is governed by ERISA. Except as described below, you agree and covenant not to file any suit, charge or complaint against the
B-2 of 6     X____
Initials

Released Parties in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of your employment with Unit or separation from Unit. You further represent that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment by Unit.
Despite the above provisions or anything else contained in this Agreement to the contrary, this Agreement does not operate to release any claims that may not be released as a matter of law or any claims or rights with respect to the Separation Benefit. Further, this Agreement will not prevent you from doing any of the following:
a.obtaining unemployment compensation, state disability insurance or workers’ compensation benefits from the appropriate agency of the state in which you live and work, provided you satisfy the legal requirements for those benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that you are entitled to those benefits);
b.asserting any right that is created or preserved by this Agreement, like your right to receive the Separation Benefit; and
c.filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, you agree that you are giving up (and hereby do give up) any rights to receive remedial relief (like reinstatement, back pay, or front pay) or monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.
You agree that you have carefully read and fully understand all the provisions of this Agreement. This is the entire Agreement between you and Unit, and it is legally binding and enforceable. You agree that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement when signing this Agreement.
The parties agree that if a lawsuit relating or pertaining to this Agreement is filed, then the prevailing party will be entitled to collect from the other party the reasonable attorney fees, costs, charges, and expenses it incurs. For purposes of this paragraph, “prevailing party” means the party who has obtained the majority of relief on the disputed claim(s), whether by court order, verdict, or voluntary dismissal (except for in the case of a mutual settlement).
The Plan shall be construed and administered in accordance with ERISA and other federal laws, and with the laws of the State of Oklahoma, to the extent that State laws are not preempted by ERISA; provided, however, that notwithstanding the foregoing, should state law apply and not be preempted by ERISA, the non-competition provisions contained in Section 4.2 of the Plan shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles of such state. If any part of this Agreement is held by a court of competent jurisdiction to be void or voidable, that holding shall not apply to render void or voidable the provisions of this Agreement not encompassed in the court’s holding. Where necessary to maintain this Agreement’s validity, a court of competent
B-3 of 6     X____
Initials

jurisdiction may modify the terms of this Agreement to the extent necessary to effectuate its purposes as demonstrated by the terms and conditions stated herein.
You knowingly and voluntarily sign this Agreement.
1.You acknowledge receipt of this Agreement on this ____ day of _______________, 20__;

X________________________________________
(Employee Name)

2.You acknowledge signing and, in signing, consenting to this Agreement on this _____ day of _______________, 20__;

X________________________________________
(Employee Name)

(Company Name)

By: ______________________________________
Mark E. Schell, Executive Vice President,
General Counsel and Corporate Secretary

Date: _____________________________________

3.You acknowledge that the seven (7) day revocation period shall end (Revocation period must be a date which is at least 7 days from the date in paragraph number 2), and this agreement shall be effective and enforceable as of the _____ day of _______________, 20__;

X________________________________________
(Employee Name)

(Company)

By: ______________________________________
Mark E. Schell, Executive Vice President,
General Counsel and Corporate Secretary

Date: _____________________________________
B-4 of 6     X____
Initials

DESIGNATION OF BENEFICIARY
FOR AGREEMENT MADE UNDER THE
Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries

A. Identification
Participant Name:	[Employee Name]
Participant’s Social Security Number:	XXX-XX- ___ ___ ___ ___ (last 4 digits of SS#

I hereby designate the following as my beneficiary(ies) entitled to receive any remaining payment(s) of my Separation Benefits that are subject to this Separation and Release Agreement dated _______________ (date employment ended).

B. Information Concerning The Primary Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Benefits

TOTAL = 100%

[Designation of Beneficiary Continued on Next Page]
B-5 of 6     X____
Initials

Contingent Beneficiary(ies) (applicable only if you are not survived by one or more primary beneficiaries)

C. Information Concerning The Contingent Beneficiary(ies):
First name, middle initial, and last name of each beneficiary	Address (including Zip Code) of each beneficiary	Date of Birth	Relationship	*Percentage of Undelivered Benefits

TOTAL = 100%

* If no percentages are indicated, benefits will be divided equally between applicable beneficiaries.
It is understood that this Designation of Beneficiary is made under the Amended and Restated Separation Benefit Plan of Unit Corporation and Participating Subsidiaries, as amended and restated from time to time and is subject to the terms and conditions stated in that plan, including the beneficiary’s survival of my death. If any of those conditions are not satisfied, those rights will transfer according to my will or the laws of descent and distribution.
It is further understood that all prior designations of beneficiary made by me under the plan, if any, with regard to this Separation and Release Agreement are hereby revoked. I reserve the right to change (revoke) this Designation of Beneficiary. Any change of this designation of beneficiary must be in writing, signed by me and filed with the Company before my death.
X__________________________________ X____________________________________
[Employee Name]   Date

B-6 of 6     X____
Initials

EXHIBIT I
CERTAIN DEFINED TERMS
Capitalized terms used in this Exhibit I but not defined herein or in the Plan shall have the meanings ascribed to such terms in the Chapter 11 Plan. In the event of any inconsistency between the definition for a capitalized term contained in this Exhibit I and the definition for such capitalized term in the Chapter 11 Plan, the definition for such capitalized term in the Chapter 11 Plan shall control.

1.“8200 Unit” means 8200 Unit Drive, L.L.C., an Oklahoma limited liability company.
2.“Ad Hoc Group” means the ad hoc group of Holders of Subordinated Notes represented by the Consenting Noteholder Advisors.
3.“Administrative Expense Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Chapter 11 Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (d) Restructuring Expenses.
4.“Allowed” means (i) with respect to any Claim, (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Expense Claim Filed by the Claims Bar Date, the Administrative Expense Claims Bar Date, the Governmental Bar Date, or the deadline for filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Chapter 11 Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Chapter 11 Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that (1) such Claim is not otherwise a Disputed Claim and (2) with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Chapter 11 Plan to file an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order; and (ii) with respect to any Interest, any Intercompany Interest that is Reinstated pursuant to the terms hereof. Except as otherwise provided in the Chapter 11 Plan or an order of the Court or with respect to Priority Tax Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.
5.“Ballots” means the ballots distributed to certain Holders of Impaired Claims entitled to vote on the Chapter 11 Plan upon which such Holders shall, among other things,
EXHIBIT I

indicate their acceptance or rejection of the Chapter 11 Plan in accordance with the Chapter 11 Plan and the procedures governing the solicitation process.
6.“Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.
7.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.
8.“Bar Date Order” means the order entered by the Court setting the Claims Bar Date and the Governmental Bar Date [Docket No. 170].
9.“Borrowers” means the Company, UDC, and UPC, collectively in their capacity as borrowers under the RBL Credit Agreement.
10.“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
11.“Cash” means the legal tender of the United States of America or the equivalent thereof.
12.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the jointly administered chapter 11 cases pending for the Debtors in the Court.
13.“Chapter 11 Effective Date” means the date selected by the Debtors on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article X.A of the Chapter 11 Plan have been satisfied or waived (in accordance with Article X.B of the Chapter 11 Plan); and (c) the Chapter 11 Plan becomes effective; provided, however, that if such date does not occur on a Business Day, the Chapter 11 Effective Date shall be deemed to occur on the first Business Day after such date.
14.“Chapter 11 Plan” means the Debtors’ Joint Chapter 11 Plan of Reorganization, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, Restructuring Support Agreement, and the terms thereof, including the Chapter 11 Plan Supplement and all exhibits, supplements, appendices, and schedules to the Chapter 11 Plan.
15.“Chapter 11 Plan Supplement” means the compilation of documents and forms of documents, and all schedules, exhibits, attachments, agreements, and instruments referred to therein, ancillary or otherwise.
16.“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code, against any Debtor.
EXHIBIT I

17.“Claims Bar Date” means July 17, 2020 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order by which Proofs of Claim (other than for Administrative Expense Claims and Claims held by Governmental Units), must be Filed.
18.“Confirmation Order” means the Order of the Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code.
19.“Consenting Noteholder Advisors” means, collectively, the Consenting Noteholder Counsel and Greenhill & Co., LLC, as financial advisor to the Ad Hoc Group.
20.“Consenting Noteholder Counsel” means Weil, Gotshal & Manges LLP, as counsel to the Ad Hoc Group.
21.“Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.
22.“Debtors” means, collectively, the following: the Company, UDC, Unit Colombia, Unit USA Colombia, UPC, and 8200 Unit.
23.“DIP Agent” means BOKF NA dba Bank of Oklahoma, as administrative agent under the DIP Credit Agreement, and any successors in such capacity.
24.“DIP Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof) dated as of May 27, 2020 between the Company, UDC, and UPC, as borrowers, the Other Debtors, as guarantors, the DIP Agent, the DIP Lenders, and the other secured parties thereunder.
25. “DIP Facility” means the debtor-in-possession financing facility provided by the DIP Lenders on the terms and conditions set forth in the DIP Credit Agreement and the DIP Orders.
26.“DIP Lender” means each lender party to the DIP Credit Agreement in its capacity as such.
27.“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.
28.“Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or such portion thereof, is not Allowed; provided, however, that a Disputed Claim shall not be considered Disallowed until so determined by entry of a Final Order.
29.“Disputed” means, with respect to any Claim or Interest, that such Claim or Interest (a) is not yet Allowed, (b) is not Disallowed by the Chapter 11 Plan, the Bankruptcy Code, or a Final Order, as applicable, (c) as to which a dispute is being adjudicated by a court of
EXHIBIT I

competent jurisdiction in accordance with non-bankruptcy law, or (d) is or is hereafter listed in the Schedules as contingent, unliquidated, or disputed and for which a Proof of Claim is or has been timely Filed in accordance with the Bar Date Order.
30.“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
31.“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
32.“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
33.“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Noticing and Claims Agent or the Court through the PACER or CM/ECF website.
34.“Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 173], as amended from time to time.
35.“Final Order” means (a) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be filed relating to such order shall not prevent such order from being a Final Order.
36.“Governmental Bar Date” means November 18, 2020 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order by which Proofs of Claim of Governmental Units must be Filed.
37.“Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.
EXHIBIT I

38.“Holder” means a Person or Entity holding a Claim against or Interest in a Debtor, as applicable.
39.“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.
40.“Intercompany Interest” means an Interest in one Debtor held by another Debtor.
41.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Person (including any Debtor or Reorganized Debtor), including any ordinary share, unit, common stock, preferred stock, membership interest, partnership interest, or other instrument, evidencing any fixed or contingent ownership interest, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest that existed immediately before the Chapter 11 Effective Date, including any Claim that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.
42.“Interim Compensation Order” means the order entered by the Court establishing procedures for compensation of Professionals pursuant to the Debtors’ Motion for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 148].
43.“Interim DIP Order” means the Interim Order Authorizing the Debtors to (A) Obtain Senior Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 62], as amended by the Amended Interim Order Authorizing the Debtors to (A) Obtain Senior Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 70], and as further amended from time to time.
44.“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.
45.“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.
46.“Non-Debtor Subsidiary” means SPC Midstream Operating, L.L.C., an Oklahoma limited liability company.
47.“Noticing and Claims Agent” means Prime Clerk LLC, the noticing, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases pursuant to the Order Authorizing the Employment and Retention of Prime Clerk LLC as Claims, Noticing, and Solicitation Agent entered by the Court on May 25, 2020 [Docket No. 34].
48.“Other Debtors” means 8200 Unit, Unit USA Colombia, and Unit Colombia.
EXHIBIT I

49.“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.
50.“Petition Date” means May 22, 2020, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.
51.“Priority Tax Claim” means any Claim entitled to priority, whether Secured or Unsecured, against a Debtor of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
52.“Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Chapter 11 Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.
53.“Professional Fee Claims” means all Administrative Expense Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Chapter 11 Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.
54.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
55.“Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim or an Allowed Interest bears to the aggregate amount of Allowed Claims, Allowed Interests, or other matter so referenced, as the context requires.
56.“RBL Agent” means BOKF, NA dba Bank of Oklahoma, as administrative agent under the RBL Credit Agreement in its capacity as such, and any successors in such capacity.
57.“RBL Agent Advisors” means, collectively, the RBL Agent Counsel and Huron Consulting Group Inc., as financial advisor to the RBL Agent.
58.“RBL Agent Counsel” means, collectively, Frederic Dorwart, Lawyers PLLC and Bracewell LLP, as counsel to the RBL Agent.
59.“RBL Credit Agreement” means that certain Senior Credit Agreement, dated as of September 13, 2011 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date), between the Borrowers, the RBL Agent, the RBL Lenders from time to time party thereto, and the other secured parties thereunder.
60.“RBL Facility” means the reserve-based lending revolving credit facility pursuant to the RBL Credit Agreement.
EXHIBIT I

61.“RBL Lender” means each lender party to the RBL Credit Agreement in its capacity as such.
62.“RBL Secured Claims” means, collectively, Claims against the Debtors arising under or in connection with the RBL Facility, plus any liability with respect to any letters of credit issued under the RBL Credit Agreement which are drawn as of the Petition Date, plus accrued and unpaid interest, fees, costs, and expenses, including attorney’s fees, agent’s fees, other professional fees, and disbursements, in each case, in accordance with the terms of the RBL Credit Agreement, but only to the extent such Claims are not refinanced into the DIP Facility pursuant to a roll-up in accordance with the DIP Orders. For the avoidance of doubt, all letters of credit issued under the RBL Facility as of the Petition Date are deemed to be issued under the DIP Facility pursuant to the Final DIP Order.
63.“Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.
64.“Reorganized” means, in relation to a Debtor, such Debtor (or any successor thereto, by merger, consolidation, or otherwise), as reorganized on or after the Chapter 11 Effective Date.
65.“Reorganized Unit Corp.” means the Company, as Reorganized on the Chapter 11 Effective Date, which will hold, directly or indirectly, substantially all of the assets of the Company, including the Intercompany Interests in the Subsidiaries, as Reorganized on or after the Chapter 11 Effective Date.
66.“Restructuring” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Chapter 11 Plan.
67.“Restructuring Expenses” means the reasonable and documented professional fees and expenses incurred by the Consenting Noteholder Advisors, the RBL Agent Advisors, and the RBL Lenders pursuant to the terms of the respective fee and engagement letters entered into by such Persons, as applicable, and in each case, in connection with or arising as a result of the Restructuring, the Chapter 11 Plan, or the Chapter 11 Cases.
68.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated May 22, 2020, by and among the Debtors and the Restructuring Support Parties, as may be further amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof.
69.“Restructuring Support Parties” is used as defined in the Restructuring Support Agreement.
70.“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.
EXHIBIT I

71.“Secured” means a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Chapter 11 Plan as a Secured Claim.
72.“Separation Claim” means a Class A-5 Unit Corp. GUC Claim held by a Vested Retained Employee or a Vested Former Employee on account of vested severance obligations, and in the case of a Vested Former Employee, excluding any Separation Minimum Claim.
73.“Separation Installment Payment” means, with respect to a Vested Former Employee or a Vested Retained Employee, the maximum amount of each installment payment that would be payable to such individual on account of vested severance obligations pursuant to the terms of the Separation Benefit Plan (as in effect immediately prior to the Petition Date).
74.“Separation Minimum Claim” means a Claim for severance held by a Vested Former Employee in an amount up to $13,650, less the amount, if any, payable to such individual under section 507(a)(4) of the Bankruptcy Code for wages, salaries, or commissions other than severance.
75.“Separation Settlement” means the settlement pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 between the Company and certain Holders of Separation Claims, as more fully set forth in Article V.G of the Chapter 11 Plan.
76.“Separation Settlement Opt-In” means the election of a Holder of a Separation Claim, to be made solely through a properly submitted Ballot, to opt in to the Separation Settlement.
77.“Severance Fund” means Cash in an amount equal to (a) $7,500,000 less (b) the aggregate amount of all Separation Minimum Claims paid to Vested Former Employees prior to the Chapter 11 Effective Date.
78.“Subordinated Notes” means the Company’s 6.625% senior subordinated notes due 2021 issued pursuant to the Subordinated Notes Indenture.
79.“Subsidiaries” means UDC, Unit Colombia, Unit USA Colombia, UPC, and 8200 Unit.
80.“UDC” means Unit Drilling Company, an Oklahoma corporation.
81.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
EXHIBIT I

82.“Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are not “impaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.
83.“Unit Colombia” means Unit Drilling Colombia, L.L.C., a Delaware limited liability company.
84.“Unit USA Colombia” means Unit Drilling USA Colombia, L.L.C., a Delaware limited liability company.
85.“Unsecured” means, with respect to a Claim, not Secured.
86.“UPC” means Unit Petroleum Company, an Oklahoma corporation.
87.“Vested Former Employee” means a former employee of a Debtor or the Non-Debtor Subsidiary with vested benefits under the Plan as of the Petition Date, who has commenced receiving benefits or is entitled to commence receiving benefits under the Plan as of the Petition Date.
88.“Vested Retained Employee” means an employee of a Debtor (a) with vested benefits under the Plan as of the Petition Date or (b) whose severance benefits vest under the Plan during the Chapter 11 Cases as a result of termination.
89.“Voting Deadline” means, the deadline for submitting votes to accept or reject the Chapter 11 Plan, which deadline is July 29, 2020 at 5:00 p.m. (prevailing Central Time), unless extended by the Debtors.
90.“Wages Order” means the Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefit Programs, and (II) Granting Related Relief entered by the Court on May 26, 2020 [Docket No. 52].
EXHIBIT I